EXHIBIT 10.14

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is dated 09 May 2023

BETWEEN

TEO JUHN HOW (NRIC No. 780821-14-5531) with his address at 11 Jalan 5/4, 46000 Petaling Jaya, Selangor, Malaysia (“Lender”);

AND

COMMON GROUND WORKS SDN. BHD. (Registration No. 201601032932 (1203873-X)), a private limited company incorporated in Malaysia with the registered address at 12th Floor, Menara Symphony, No. 5 Jalan Prof. Khoo Kay Kim, Seksyen 13, 46200 Petaling Jaya, Selangor, Malaysia (“Borrower”),

(the Lender and the Borrower are collectively known as the “Parties”, and individually known as a “Party” as the context may require).

RECITALS

(a)	The Borrower is desirous of seeking financial assistance from the Lender, and the Lender is agreeable to provide financial assistance to the Borrower.

(b)	At the request of the Borrower, the Lender has agreed to grant and/or make available a loan of the sum of Ringgit Malaysia Two Million (RM2,000,000.00) which is equivalent of United States Dollars Five Hundred Thousand (USD500,000.00) (at the exchange rate of RM4 : USD1 as agreed between the Parties) (“Loan Sum”) to the Borrower for the Purpose (as defined herein), subject to the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1	Unless the context otherwise requires, in this Agreement the following words or expressions shall have the following meanings:

“Associated Company”	means any entity which the Borrower controls, or is controlled by the Borrower, whether directly or indirectly.
“Borrower”	means Common Ground Works Sdn. Bhd.
“Business Day”	means any day other than a Saturday, Sunday or a public holiday on which banks are open for business in Kuala Lumpur, Malaysia.
“Corporate Guarantees”	means the irrevocable and unconditional corporate guarantees issued by The Flexi Group Ltd. and The Flexi Group Holdings Ltd. in favour of the Lender as security for the Loan Sum and all other amounts which are then due and payable under this Agreement and “Corporate Guarantee” shall mean each Corporate Guarantee accordingly.

“Default Notice”	shall have the meaning as ascribed to it in Clause 7.2.
“Dispute”	shall have the meaning as ascribed to it in Clause 14.2.
“Guarantors”	means The Flexi Group Ltd. and The Flexi Group Holdings Ltd. and “Guarantor” shall mean each one, respectively.
“Event of Default”	shall have the meaning as ascribed to it in Clause 7.1.
“Interest Rate”	shall have the meaning as ascribed to in in Clause 4.1.
“Late Payment Penalty”	shall have the meaning as ascribed to in in Clause 5.2
“Lender”	means Teo Juhn How.
“Loan”	shall have the meaning as ascribed to it in Clause 2.1.
“Loan Sum”	means Ringgit Malaysia Two Million (RM2,000,000.00) which is equivalent of United States Dollars Five Hundred Thousand (USD500,000.00) (at the exchange rate of RM4: USD1 as agreed between the Parties).
“Purpose”	shall have the meaning as ascribed to it in Clause 6.1.
“Remedy Period”	shall have the meaning as ascribed to it in Clause 7.2.
“Repayment Date”	means 30 June 2023 and/or such other date as may be mutually agreed between the Parties, whichever is earlier.
“Tax”	shall have the meaning as ascribed to it in Clause 7.6.

1.2	Save to the extent of the context or the expressed provisions in this Agreement otherwise requires:

(a)	words importing the singular number shall include the plural and vice versa;

(b)	the headings and sub-headings herein are inserted for convenience only and shall not affect the construction of this Agreement;

(c)	reference to recitals and clauses shall be deemed to be a reference to such provisions, recitals and clauses of this Agreement as modified or varied from time to time pursuant to the provisions of this Agreement;

(d)	reference to a statute or statutory provision includes reference to that statute or statutory provision and all statutory instruments or orders made pursuant to it, as from time to time amended, extended, re-enacted or consolidated;

(e)	words denoting persons include corporations, and vice versa and also include their respective estate, personal representatives, successors-in-title, or permitted assigns, as the case may be;

(f)	any period which would otherwise end on a day which is not a Business Day and any event that is to otherwise occur on a day which is not a Business day shall end, or as the case may be, occur on the next Business Day; and

(g)	no rule of construction shall apply to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it.

2.       GRANT OF LOAN

2.1	The Lender hereby agrees to grant the loan of the Loan Sum to the Borrower as an advance to the Borrower for the Purpose stipulated in Clause 6.1 (“Loan”).

2.2	The Borrower confirms that the Loan shall be repaid by the Borrower to the Lender together with the accrued interest to such bank account as may be stipulated by the Lender to the Borrower in the equivalent of United States Dollars (USD).

2.3	Notwithstanding any other provision in this Agreement to the contrary, it is hereby expressly agreed and declared that the Loan may be reviewed and/or amended from time to time and at any time by the Lender irrespective of whether or not any Event of Default has occurred and nothing in these presents contained shall be deemed to impose on the Lender any obligation either at law or in equity to make or to continue to make or to continue to make available any of the Loan to the Borrower.

3.       CONDITIONS PRECEDENT FOR RELEASE OF LOAN

3.1	The obligation of the Lender to grant the Loan to the Borrower is subject to the fulfillment of the following conditions and/or provision of securities:

(a)	the Corporate Guarantees duly executed by the Guarantors in favour of the Lender to secure the repayment of the Loan Sum and payment of the indebtedness;

(b)	written confirmation to the Lender’s satisfaction that there will be a minimum of USD5,000,000.00 cash in bank from the listing proceeds of a special purpose acquisition company (SPAC) as a requirement under SPAC listing requirements, where USD500,000.00 and the sum of the accrued interest under this Agreement shall be set aside for the repayment of the Loan Sum;

(c)	the Borrower shall have obtained all approvals, consents, authorisations, licenses (if required) or which may be required from any governmental or statutory regulatory authorities, which are necessary or expedient for the financing of the Loan by the Lender hereunder and for the transaction herein contemplated; and

(d)	any other conditions as may be requested by the Lender and/or any other relevant authority for the purpose of this Loan.

3.2	Pending fulfilment in the manner satisfactory to the Lender of the conditions herein stipulated and such other reasonable conditions as the Lender may impose from time to time, or unless otherwise waived by the Lender, the Lender may at its absolute discretion terminate the Loan or suspend the disbursement of the Loan, or both, or any part thereof.

3.3	The Lender may in its absolute discretion waive compliance with any of the provisions of this Clause 3 prior to any release of the Loan provided such provision shall be complied with or remedied by the Borrower and/or Guarantors within any specified period notified by the Lender to the Borrower and/or Guarantors in writing and if not complied with by the Borrower and/or the Guarantors within the time stipulated, such non-compliance shall be deemed to constitute an Event of Default under this Agreement.

3.4	Notwithstanding the provisions mentioned hereof, the Lender is not obliged to make available the Loan or any part thereof for whatever reasons. The Borrower, as an independent stipulation, shall indemnify the Lender for any loss the Lender may sustain as a result of lending or agreeing to lend or deploying funds to advance that sum which the Lender has agreed to lend or make available to the Borrower. A written notice of the Lender to the Borrower shall, save for manifest error, be conclusive evidence as to the extent and existence of such loss.

3.5	For the avoidance of doubt, the Loan shall only be released to the Borrower upon fulfilment of all conditions precedent set out in Clause 3.1.

4.       INTEREST

4.1	The Parties hereby agree that the interest applicable to the Loan Sum shall be at 18% per annum (“Interest Rate”) calculated from the date the Loan Sum being advanced by the Lender to the Borrower until the date of repayment of the Loan Sum and the accrued interest in full.

5.       REPAYMENT OF LOAN

5.1	The Borrower shall repay the Loan Sum in full and lump sum payment to the Lender on the Repayment Date.

5.2	If any part of the Loan is not repaid by the Repayment Date, the Borrower shall pay to the Lender late payment penalty at the rate of 4% per annum in addition to the Interest Rate on such Loan amount that remains outstanding from the Repayment Date until the date of actual payment of the Loan Sum and accrued interest in full (“Late Payment Penalty”). For the avoidance of doubt, the Late Payment Penalty shall be calculated based on the following:

(USD500,000 + accrued interest up to Repayment Date) x 22% x (number of days after Repayment Date until the date of actual payment of the Loan and accrued interest in full / 365 days)

5.3	The Borrower shall repay the Loan together with the interest sum to the Lender in the Lender’s bank account as he may stipulate to the Borrower.

6.       PURPOSE

6.1	The Parties hereby agree that the Loan is to be provided for the purpose of working capital of the Borrower and as advance to be made by the Borrower to the Associated Company (“Purpose”), and the Borrower shall only use the Loan Sum for the Purpose. For the avoidance of doubt, the Loan shall not be used for the purpose of repayment or settlement of any other loan, advance or facility undertaken by the Borrower or any party including but not limited to the Associated Company.

7.       EVENT OF DEFAULT

7.1	In case any of the following events with respect to the Borrower have occurred, the Loan Sum which remains outstanding shall immediately become due and payable without any notice or demand from the Lender, and the Borrower shall pay such obligations forthwith:

(a)	the Borrower fails to pay any sum due under this Agreement on the Repayment Date and/or the respective due dates stipulated herein and/or upon demand; or

(b)	the Borrower defaults under any other provision of this Agreement, other than an obligation under Clause 7.1(a) above, which is not remedied within 14 days from the date of written notice by the Lender to remedy the same; or

(c)	any representation or warranty made or deemed to be made or repeated by the Borrower in this Agreement is or proves to have been, incorrect when made or deemed to be made or repeated; or

(d)	the Borrower and/or the Guarantors enters into or proposes to enter into, or declaration by any competent court or governmental authorities, a moratorium on the payment of the monies payable hereunder or other suspensions of payments generally; or

(e)	a distress, execution, attachment or other legal process is levied, enforced or issued out against the assets of the Borrower and/or the Guarantors which is not remedied within 14 days from the date of written notice by the Lender to remedy the same; or

(f)	any provision of this Agreement is or becomes for any reason whatsoever, invalid or unenforceable;

(g)	an event or events has or have occurred, or a situation exists which could or might in the opinion of the Lender and notified by the Lender to the Borrower, prejudice the ability of the Borrower and/or the Guarantors to perform its obligations hereunder; or

(h)	if the Borrower or the Guarantors enters into any arrangement with its creditors; or

(i)	the Borrower or the Guarantors commits an act of insolvency and/or involved in any winding up proceedings, (collectively, the “Event of Default”.)

7.2	If an Event of Default shall have occurred and be continuing, the Lender shall provide a written notice to the Borrower in respect of the Event of Default (“Default Notice”) and the Borrower shall have a period of 14 days from the date of the receipt of the Default Notice by the Lender (“Remedy Period”) to remedy such breach. If the Event of Default is not remedied within the Remedy Period, then upon the expiry of the Remedy Period, the Lender, based on its own discretion by written notice to the Borrower, shall have the right to demand the full payment of the outstanding Loan Sum and all other amounts which are then due and payable by the Borrower to the Lender under this Agreement within 7 days from the date of demand, whereupon all such amounts shall forthwith become due and payable in accordance to the manner of repayment as set out under Clause 5 of this Agreement.

7.3	Notwithstanding any provision contained herein or in any document related to this Agreement or any ancillary hereto to the contrary, it is hereby mutually and expressly agreed that if the Borrower shall for any reason whatsoever fail or neglect to repay or otherwise satisfy in full the monies demanded within the period specified in the notice of demand issued by the Lender or in the event of occurrence of any Event of Default as set out under Clause 7.1 herein, the Lender shall be entitled to exercise all or any of the rights and/or remedies reserved to the Lender whether by this Agreement, the Corporate Guarantee or any document ancillary thereto.

7.4	The Borrower consents to the grant of any injunctive relief sought by the Lender to restrain any conduct or threatened conduct which is or will be a breach of its covenants, obligations and/or undertakings hereunder, or specific performance to compel the Borrower to perform their covenants, obligations and/or undertakings hereunder, as a remedy for any breach or threatened breach and in addition to any other remedies available to it. For the avoidance of doubt, this Clause shall not derogate from any other remedy the Lender may have in the event of a breach of the Borrower’s covenants, obligations and/or undertakings under this Agreement.

7.5	In addition and without prejudice to the powers, rights and remedies by these presents conferred, the Borrower shall indemnify the Lender against any loss or expenses (including legal expenses on a solicitor) which the Lender may sustain or incur as a consequence of any default in payment by the Borrower or in liquidation or recovery of the outstanding Loan Sum.

7.6	In addition and without prejudice to the powers, rights and remedies by these presents conferred, if the Lender is required to make any payment of or on account of tax (which for the purposes of this Clause means tax (including but not limited to income tax), levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)) (“Tax”) on or in relation to any sum advanced under this Agreement (including any sum deemed for the purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within 3 days of demand of the Lender, promptly indemnify Lender against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

8.       REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE BORROWER

8.1	The Borrower hereby makes the following representations and warranties for the benefit of the Lender:

(a)	it has the legal right and full power and authority to execute and deliver, and perform and comply with its obligations under this Agreement, to borrow the full amount of the Loan Sum and this Agreement constitutes its legal, valid and binding obligations;

(b)	its execution and delivery of this Agreement does not and will not violate any provision of any law, decree, rule or regulation or of any order, judgment, injunction, determination or award of any court or any judicial, administrative or governmental authority or organization applicable to it;

(c)	its entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate any agreement to which it is a party, or which is binding on its assets; and

(d)	no litigation, arbitration or administrative proceeding is current or pending or threatened against it to restrain the entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations under this Agreement or which has or will have material adverse effect on it.

The representations and warranties set forth in Clause 8.1 above shall be deemed to be repeated continuously so long as this Agreement remains in effect by reference to the facts and circumstances then existing.

8.2	The Borrower irrevocably and unconditionally undertakes that, so long as the Loan Sum is not fully repaid, without obtaining the prior written consent from the Lender:

(a)	it shall not allow itself to become wound up or have any legal proceedings instituted against it for the recovery of any debt or any expenses;

(b)	it shall not do anything to defeat the purpose, objective and scope of this Agreement;

(c)	it shall only use the Loan Sum for the Purpose as referred to in Clause 6.1 of this Agreement; and

(d)	it shall promptly notify the Lender on the occurrence of any Event of Default or any event which, with the giving notice or lapse of time or both, would constitute as Event of Default.

8.3	The Borrower irrevocably and unconditionally undertakes to ensure that its payment obligations under this Agreement shall rank and continue to rank above the payment obligations of the other claims including other loans or facilities, except for situations where certain payment obligations are statutorily preferred by the applicable laws in which the payment obligations under this Agreement shall at least be pari passu with the claims of all our other unsecured and unsubordinated obligations, or such other payment obligations shall take priority over this Agreement, as the case may be.

9.       COMPLIANCE WITH LAWS

9.1	The Borrower shall comply with all of the requirements provided under the applicable laws and regulations in Malaysia in relation to the entry and implementation of this Agreement without prejudicing any right and interest of the Lender.

10.       TERMINATION

10.1      The Lender may terminate this Agreement by giving written notice to the Borrower.

11.       CONFIDENTIALITY

11.1      The Parties hereby agrees that this Agreement shall be private and confidential and neither Party shall release any information relating to the Loan to any party without the prior written consent of the other Party.

12.       COST

12.1      Costs and expenses in relation to the preparation of this Agreement (including, but not limited to legal expenses and stamp duties) and costs and expenses in relation to maintenance and enforcement of the rights of the Lender under this Agreement, shall be borne by the Borrower.

13.       ASSIGNMENT AND NOVATION

13.1	Any Party may assign, novate, delegate, subcontract or transfer this Agreement, or any of its rights or duties hereunder, with prior written consent of the other Party.

13.2	The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

14.       GOVERNING LAW AND JURISDICTION

14.1	This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

14.2	If any dispute or difference arises between the Parties in connection with this Agreement (“Dispute”), the Parties agree to negotiate in good faith to resolve the Dispute. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Courts of Malaysia. If the Dispute is not resolved by negotiation within a period of 30 days (or such other period as may be mutually agreed by the Parties), the Dispute shall be resolved through proceedings at the Courts of Malaysia.

15.       MODIFICATION AND WAIVER

15.1	No modification to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged therewith.

15.2	No failure on the part of a Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

16.       NOTICES

16.1	Any required or permitted notices hereunder must be given at the address of each Party set forth below, or to such other address as either Party may substitute by written notice to the other in the manner contemplated herein, by one of the following methods: hand delivery; registered, express, or certified mail, return receipt requested, postage prepaid; nationally recognised private express courier; or email.

Lender

Attention:          Teo Juhn How

Address:            11 Jalan 5/4, 46000 Petaling Jaya, Selangor, Malaysia

E-mail:              juhnemissarycapital.com

Borrower

Attention:          Erman Akinci & Chris Edwards

Address:	Wisma UOA Damansara II, Penthouse 16-1 Level 16, No 6, Changkat Semantan, Bukit Damansara, 50490 Kuala Lumpur, Malaysia

E-mail:	erman@emissarycapital.com; and chris.edwards@theflexigroup.com

Any notice so given by post shall be deemed to have been served 7 days after the same shall have been mailed (excluding weekends and public holidays in Malaysia), and any notice so given by email shall be deemed to have been received on the date the email is properly sent.

17.       SEVERABILITY

17.1	If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

18.       ENTIRE AGREEMENT

18.1	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and may not be modified except by an instrument in writing signed by both Parties.

18.2	The recitals are an integral part of this Agreement.

19.       COUNTERPARTS

19.1	This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

(The Rest of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the duly authorised representatives of the Parties have caused this Agreement to be executed the day and year first stated above.

Lender

Signed by Teo Juhn How (NRIC No.
780821-14-5531) in the presence of:

/s/ Chua Tian Pang	/s/ Teo Juhn How
Witness	Signatory
Name: Chua Tian Pang
NRIC/ Passport No: 720827-04-5369

Borrower

Signed by Common Ground Works

Sdn. Bhd. (Registration No.

201601032932 (1203873-X)) in the

presence of:

/s/ Chua Tian Pang	/s/ Christopher Ian Edwards
Witness	Signatory

Name: Chua Tian Pang	Name: Christopher Ian Edwards
NRIC/ Passport No: 720827-04-5369	Designation: Director
NRIC/Passport No: 576074658